EXHIBIT 99.1



                         American Banknote Corporation
                                200 Park Avenue
                         New York, New York 10166-4999



Contact:      Jean Marie Young
              Director - Investor Relations
              (212) 557-9100                            FOR IMMEDIATE RELEASE
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               AMERICAN BANKNOTE CORPORATION EXTENDS TENDER OFFER

NEW YORK, NY, November 4, 1997 -- American Banknote Corporation (formerly United States Banknote Corporation) (NYSE : ABN) today announced that the expiration date of its offer to purchase all of its outstanding 11 5/8% Senior Notes due 2002 has been extended to 5:00 p.m., New York City Time, on Tuesday, November 4, 1997. The offer and withdrawal rights had been scheduled to expire at 5:00 p.m., New York City time, on Monday, November 3, 1997.

To date, American Banknote has received tenders of Notes and related consents from holders of approximately 85.8% of the outstanding principal amount of the 11 5/8% Notes pursuant to its Offer to Purchase and Consent Solicitation Statement (the "Statement") and the related Consent and Letter of Transmittal. Immediately prior to the commencement of the Offer, there were $65 million principal amount of the 11 5/8% Notes outstanding.

As previously announced, the consideration to be paid for each validly tendered Note not withdrawn is $1,094.47, determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) 5.50% (the yield on the 6 1/4% U.S. Treasury Note due July 31, 1998, based on the bid price for such security as of 2:00 p.m., New York City time, on October 8, 1997, the tenth business day immediately preceding the scheduled expiration date of the tender offer), plus
(y) 75 basis points (such price being rounded to the nearest cent per $1,000 principal amount of the Notes), plus (z) $20.00 consent payment (as defined in the Statement).

Chase Securities Inc. and Bear, Stearns & Co. Inc. are the Dealer Managers for the tender offer and consent solicitation, and Georgeson & Company Inc. is the information agent.

American Banknote Corporation is a leading global provider of secure transaction documents and systems in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce. Additionally, American Banknote, via its Holographics subsidiary, is the world leader in security for financial transaction cards, including VISA, MasterCard, Discover, Diners Club International, and Europay.

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